Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Declares Cash Dividend

ELBA, ALABAMA (August 7, 2012)…On August 6, 2012, the Board of Directors of The National Security Group, Inc. (NASDAQ:NSEC), declared a quarterly dividend of $.10 per share. This cash dividend is payable on August 31, 2012 to shareholders of record August 17, 2012.

Along with the quarterly dividend announcement, the Board of Directors and management of the Company released the following cautionary statement regarding future dividend policy:  As we have disclosed previously, due to the impact of several events that have adversely impacted our earnings, including last year's severe spring storm season and recently settled litigation, we expect that our dividend policy will remain necessarily flexible and will be subject to quarterly review.    In the fourth quarter of 2012, it is likely that we will reduce quarterly dividends by at least 50% and, depending on near term results, could include a range of actions up to and including the suspension of  dividends.  Our subsidiaries remain capitalized at levels that have not adversely impacted our ability to operate but in order to rebuild property and casualty subsidiary capital levels that were eroded by last year's storms it is necessary that our dividend policy remain flexible.

With its home office in Elba, Alabama, The National Security Group, Inc. is an insurance holding company. Company shares are traded on the NASDAQ Global Market under the symbol NSEC.